Exhibit 10.45

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Life Sciences Discovery Fund

LSDF 10-05 Opportunity Grant

Grant Award Agreement

This agreement (“Agreement”), is entered into by the Life Sciences Discovery Fund Authority, (“Grantor”), a granting agency of the state of Washington, with offices at 2324 Eastlake Avenue East, Suite 501, Seattle, WA 98102, and Omeros Corporation (“Grantee”), having an administrative office at 1420 Fifth Avenue, Suite 2600, Seattle WA 98101. Capitalized terms used herein but not defined shall have the meanings set forth on Schedule 1.

Grantor is authorized by statute of the state of Washington to make grants for the fundamental government purpose of promoting life sciences research to improve health and health care, foster economic development, and strengthen the competitiveness of the life sciences sector within Washington state;

Grantor is further authorized by statute of the state of Washington to leverage public moneys with amounts received from other public and private sources in accordance with contribution agreements, to promote life sciences research;

Grantor is further authorized by statute of the state of Washington to enter into contribution agreements with private entities and public entities other than the state to receive moneys in consideration of the authority’s promise to leverage those moneys with amounts received through appropriations from the legislature and contributions from other public entities and private entities, in order to use those moneys to promote life sciences research;

Grantee has established a program of life sciences G protein-coupled receptor (“GPCR”) research, development and commercialization activities under the direction of the Principal Investigator (as defined below);

Grantee intends to allocate space, monies, personnel and other resources to facilitate the execution and growth of the GPCR research, development and commercialization activities and Grantor desires to assist Grantee in this effort; and

Grantor intends to provide funding for the GPCR activities as set forth in Article 2, and to award Grantee funds not to exceed $5,000,000 to conduct these activities;

NOW, THEREFORE, in consideration of the above and the mutual terms and conditions set forth below, Grantor and Grantee agree as follows:

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 1. EFFECTIVE DATE AND AVAILABILITY OF GRANT MONEY

This Agreement shall be effective on October 21, 2010 (“Effective Date”). Disbursement of funds shall be subject to Grantee compliance with all terms and conditions set forth in this Agreement.

ARTICLE 2. DESCRIPTION OF GPCR PROGRAM

2.1 The grant provided herein funds in part the GPCR Program as described in that certain proposal entitled, “Drug Discovery for Orphan G Protein-Coupled Receptors”, electronically received by Grantor from Grantee on September 1, 2010, and having Grantor’s reference number 4580719, which is attached hereto as Exhibit F. Such proposal is not incorporated by reference herein, and except as otherwise expressly provided in this Agreement, nothing in such proposal shall be binding on Grantee hereunder.

2.2 Milestones and Timeline. Grantee shall use Commercially Reasonable Efforts to achieve the milestones and timeline (“Milestones and Timeline”) set forth in Exhibit A. Material changes in the Milestones and Timeline require the advance written approval of Grantor. In performing the activities set forth in the Milestones and Timeline, Grantee shall comply with all relevant federal, state, or local laws and regulations, and executive orders applicable to such activities. Without limiting the preceding sentence, Grantee shall comply with all federal and state laws relating to discrimination by employers or in public accommodations, receipt and disbursement of state and federal funds, tax reporting and withholding requirements, workers’ compensation, and wage and hour laws, in each case as they relate to Grantee’s activities to meet the Milestones and Timeline.

2.3 Key Personnel. The activities set forth in the Milestones and Timeline shall be directed by Gregory Alexander Demopulos, M.D. (the “Principal Investigator”), who shall select and supervise other participants as needed. The Principal Investigator shall be responsible for administering the grant in accordance with the terms and conditions of this Agreement, submitting progress reports required hereunder to Grantor in a timely manner, overseeing personnel matters and disbursement of grant funds and responding to any inquiries from Grantor related to progress or financial reports or to an audit of grant expenses pursuant to this Agreement. The Principal Investigator shall sign or otherwise authorize all progress reports and requests made pursuant to this Agreement.

In the event that prior to the completion of the activities described in the Milestones and Timeline the Principal Investigator changes his or her employment status with the Grantee, relocates outside of Washington, or otherwise is unable to

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

fulfill the role of Principal Investigator, Grantee shall notify Grantor in writing within [†] of such an event and identify in writing an alternate Principal Investigator, reasonably acceptable to Grantor. Failure by Grantee to have an approved Principal Investigator (other than as the result of any act or omission by Grantor) constitutes an Event of Default (as defined in Article 15), subject to the applicable Cure Period, and is grounds for Grantor’s exercise of its rights under Article 16.

In the event that during the Term, Principal Investigator or any Investigator (as defined in Article 10) involved in completing the Milestones and Timeline are debarred or become subject to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. or have otherwise been disqualified or suspended from work on the Milestones and Timeline, in each case by the U.S. Food and Drug Administration (“FDA”) or any other governmental agency or professional body with respect to the performance of scientific or clinical investigations, Grantee shall immediately notify Grantor in writing. Debarment of the Principal Investigator or any Investigator involved in work on the Milestones and Timeline constitutes an Event of Default (as defined in Article 15), subject to the applicable Cure Period, and is grounds for Grantor’s exercise of its rights under Article 16.

2.4 Control of GPCR Program. Control of the GPCR Program shall rest with Grantee. Subject to the terms of this Agreement, Grantee may engage third party collaborators in the conduct of the GPCR Program.

2.5 Collaborators. In the event that completion of the Milestones and Timeline involves third party collaborators of Grantee, Grantee shall be responsible for the performance of such collaborators and for ensuring that the work performed by such collaborators is consistent with the terms and conditions of this Agreement. Grantee warrants that it shall enter into written agreement(s) with all such collaborators in accordance with the Milestones and Timeline. Among other provisions, such agreement(s) shall allow for the allocation of the rights that the Grantee and collaborators shall have in any intellectual property developed during the course of meeting the Milestones and Timeline and shall identify which of the parties shall be responsible for commercialization of such intellectual property. Grantee’s collaborators as of the Effective Date are listed in Exhibit B.

2.6 Title to Equipment and Computers. Title to equipment and computers purchased with funds awarded under this Agreement shall be vested in the Grantee. Failure to keep equipment and computers available for the GPCR Program during the Term constitutes an Event of Default (as defined in Article 15), subject to the applicable Cure Period, and is grounds for Grantor’s exercise of its rights under Article 16. Grantee may make equipment and computers available for use in other research studies as long as such use does not unduly interfere with the work on the GPCR Program.

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

2.7 Employees. Grantee shall cause no fewer than [†] to dedicate a substantial portion of their time to the compound optimization activities described in Milestone 2 set forth in Exhibit A until Grantee has expended the Grant Award.

2.8 Shareholder Value. Grantee shall use Commercially Reasonable Efforts to exploit the Platform in a manner consistent with the maximization of Grantee’s shareholder value.

ARTICLE 3. FUNDING AND PAYMENT

3.1 Funding. Grantor shall award funding to Grantee in the amount of $5,000,000 (the “Grant Award”). Grantee shall allocate the Grant Award toward completing the Milestones and Timeline according to the budget (“Budget”) shown in Exhibit C. The obligation of Grantor to disburse funds to Grantee under this Article 3 is contingent upon Grantor having sufficient funds and expenditure authorization and authority under state or federal laws, regulations or guidelines to do so, as determined by Grantor.

3.2 Pre-Award Costs. Grantor shall not reimburse Grantee for expenditures made prior to the Effective Date of this Agreement without advance written approval of Grantor; provided that Grantor hereby agrees to reimburse Grantee for those expenditures made prior to the Effective Date that are specified on Exhibit A (the “Pre-Award Costs”).

3.3 Allowable Costs. Costs allowable under the Grant Award are based on the Budget and shall be consistent with Grantee’s policies. Except as set forth in Section 3.2, reimbursable expenditures shall include costs incurred by Grantee from the Effective Date until completion of the Milestones and Timeline, failure by Grantor to cure any event of default prior to the expiration of the applicable Cure Period or Grantor’s exercise of its rights under Article 16, whichever is earliest; in no event shall allowable costs exceed the amount of the Grant Award.

Expenditures for the following are not allowable: costs not within the Budget, costs associated with patient care beyond what are required for completing the Milestones and Timeline, and computers not essential for completing the Milestones and Timeline. Facilities and administration support for completing the Milestones and Timeline is not allowable.

The following direct costs for completing the Milestones and Timeline (or the LSI Milestones and Timeline, as applicable) are allowable: costs of research tools; consulting fees where such fees contribute directly to the Milestones and Timeline;

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

personnel costs (including wages, benefits and stipends); costs of equipment (at a unit cost above $5,000), supplies and travel; subcontracts; fees and expenses associated with the formation of LSI; fees and expenses associated with seeking 501(c)(3) tax-exempt status for LSI; and other costs as itemized by Grantee and approved by Grantor.

3.4 Budget Modifications. Grantee shall seek the advance written approval from Grantor for expenditures that are not within the Budget or any changes to the Budget that directly impact the nature or design of the Milestones and Timeline. Such requests shall be submitted in writing by Grantee’s Authorized Official (identified in Article 28).

3.5 Payments. Grantor shall make payments to Grantee for work on the Milestones and Timeline on a cost-reimbursement basis upon receipt of invoices (or other payment verification as set forth in the Milestones and Timeline) submitted to and approved by Grantor, such approval not to be unreasonably withheld; provided that [†]. All payments shall be subject to Grantee’s timely progress in achieving the goals set forth in the Milestones and Timeline, as reasonably determined by Grantor, and to Grantor’s receipt of Grantee’s semi-annual progress reports as described in Article 4. Invoices shall be submitted by Grantee using Grantor’s electronic submission system, with a signed copy sent by mail or other means as specified in Article 28. Commencing on the Effective Date of this Agreement, invoices shall be submitted for continuous expenditure periods of not less than 30 days and not greater than 90 days, and shall be submitted no later than 60 days from the end of the invoice period. Invoices shall include expenditures within a single year of the Budget only. Invoices shall state the milestone(s) within the Milestones and Timeline against which costs have been incurred within the invoice period, shall itemize all allowable costs according to the categories within the Budget, and shall be signed by Grantee’s Authorized Official certifying that all expenditures are directly related to the Milestones and Timeline and the Budget. Grantor may require expenditure documentation as part of the reimbursement process, if reasonably necessary to ensure consistency with the Milestones and Timeline and the Budget. Grantor shall pay to Grantee all allowable costs incurred until completion of the Milestones and Timeline or Grantor’s exercise of its rights under Article 16, whichever is earliest, insofar as those allowable costs do not exceed the Grant Award. All payments of the Grant Award shall be sent to Grantee via electronic funds transfer. Grantee shall complete and send a Direct Deposit Authorization form and signed W-9 form to Grantor for payments to commence.

3.6 Annual Financial Reports. Grantee shall summarize expenditures during each annual period within the Budget in an annual financial report (“AFR”) submitted to Grantor. The first AFR shall be due no later than [†] after the first anniversary of the Effective Date of this Agreement; subsequent reports shall be due no later than [†] after each yearly anniversary thereafter until completion of the Milestones and Timeline or

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Grantor’s exercise of its rights under Article 16, whichever is earliest. AFRs shall include all expenditures made since the end of the previous annual reporting period. AFRs shall be signed by Grantee’s Authorized Official certifying that all expenditures are directly related to activities within the Milestones and Timeline and the Budget. Grantee’s expenditures within the subsequent annual period within the Budget shall not be reimbursed by Grantor until the previous year’s AFR has been submitted and approved by Grantor, such approval not to be unreasonably withheld or delayed.

3.7 Unexpended Funds Within an Annual Budget. Should any unexpended funds remain at the end of a year within the Budget, Grantee may request that such unexpended funds be re-allocated into subsequent years within the Budget. Such requests shall be submitted in writing by Grantee’s Authorized Official at least [†] prior to the end of the then-current period within the Budget and shall include projected expenditures through such period, the projected balance of funds remaining at end of such period, and shall further detail how the unexpended funds are to be re-allocated within the Budget. Authorization to re-allocate unexpended funds is subject to the sole discretion of Grantor. The final amount of the unexpended funds shall be determined by Grantor upon Grantee’s timely submission of invoices and the applicable AFR. Revision of the Milestones and Timeline may be required, depending on the nature of the re-allocation.

3.8 No-Cost Extensions. In the event that unexpended funds remain at the end of the timeline within the Milestones and Timeline, and there are remaining milestones to be accomplished, Grantee may request an extension of the timeline to allow Grantee to accomplish such milestones. Such requests shall include an amended budget and Milestones and Timeline and shall be submitted in writing by Grantee’s Authorized Official. The decision to grant an extension is subject to the sole discretion of the Grantor, with such extension granted in annual increments, for a maximum of two years. At least [†] of the time within the Milestones and Timeline shall be completed prior to Grantee requesting a no-cost extension.

3.9 Budget Surpluses. Should any unexpended funds remain within the Budget after Grantee has met the Milestones and Timeline (“Budget Surplus”), as solely determined by Grantor, Grantee may request that such Budget Surplus be allocated to support new work. Such new work shall be consistent with the nature and goals of the GPCR Program and authority to spend a Budget Surplus on such new work shall require advance written approval of Grantor. Budget Surplus allocation requests shall be submitted in writing by Grantee’s Authorized Official prior to expiration of the timeline within the Milestones and Timeline, and shall include a detailed description of the research activities to be performed utilizing the Budget Surplus, a new set of milestones and a timeline for their accomplishment, and shall detail how the Budget Surplus will be allocated within the Budget. The final amount of such Budget Surplus

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

shall be determined by Grantor upon Grantee’s timely submission of invoices. Grantor reserves the right to refer Budget Surplus allocation requests for outside expert review, the cost of which shall be deducted from the Budget Surplus.

3.10 Supplemental Funding. Prior to completing the Milestones and Timeline and under certain circumstances as described below, Grantee may request funding in excess of what has been previously authorized under this Agreement (“Budget Supplement”). Grantee may request a Budget Supplement:

3.10.A. when a disruptive event, that could not be foreseen or predicted at the Effective Date threatens completion of the Milestones and Timeline within the Budget; or

3.10.B. when findings, that were not anticipated within the Proposal, result from work within the GPCR Program and promise significant health or economic benefits to Washington state.

Requests for a Budget Supplement shall be submitted in writing by Grantee’s Authorized Official within a reasonable time of the occurrence of the precipitating event. Provision of a Budget Supplement is subject to the sole discretion of Grantor and the availability of funds. Grantor reserves the right to refer Budget Supplement requests for outside expert review.

3.11 Final Request(s) for Payment. Grantee shall submit final requests for reimbursement no later than [†] after completion of the Milestones and Timeline or Grantor’s exercise of its rights under Article 16, whichever is earliest. Failure to comply with this Section 3.11 may result in Grantor’s refusal or inability to reimburse. Grantor shall not make the final payment until the proper invoice, marked “Final,” has been approved by Grantor and a report regarding progress against the Milestones and Timeline has been received and approved by Grantor, which approvals shall not be unreasonably withheld or delayed.

ARTICLE 4. RESEARCH PROGRESS REPORTS

4.1 Submission Schedule. Grantee shall submit written research progress reports to Grantor in accordance with this Article 4 describing Grantee’s progress in completing the Milestones and Timeline. All such progress reports shall be submitted by the Principal Investigator and shall detail the activities of Grantee and Grantee’s collaborators in completing the Milestones and Timeline during the period covered by the report; provided that in no event shall Grantee be required to disclose trade secrets, compound structures, phenotypes, targets, assay details, third-party confidential information or details about prospective partners (including the identity thereof) in

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

such reports. The first progress report shall be due [†] after the Effective Date of this Agreement; subsequent reports shall be due at [†] intervals thereafter. Grantee shall submit to Grantor a final research progress report to Grantor no later than [†] after the completion of the Milestones and Timeline or Grantor’s exercise of its rights under Article 16, whichever is earliest. Payment of Grantee’s invoices shall be predicated on Grantor’s receipt and approval, such approval not to be unreasonably withheld, of Grantee’s progress report for the most recent required period.

4.2 Submission Method and Content. Progress reports shall be submitted electronically through Grantor’s online progress report system semi-annually until the first to occur of (a) Grantee having submitted reimbursement requests for the full amount of the Grant Award or (b) completion of the Milestones and Timeline. Thereafter, during the Term, progress reports shall be made upon Grantor’s reasonable request, through an in-person interview with the Principal Investigator, such interview to be conducted using the report content template found in Exhibit D. Grantor reserves the right to periodically change the content of progress reports and Grantee shall make subsequent progress reports according to the template then in use by Grantor. Progress reports shall be of sufficient detail to allow Grantor to assess progress made on the Milestones and Timeline since the prior report. In the event that a progress report lacks such detail, Grantee shall provide Grantor with additional detail in a timely manner as reasonably requested by Grantor. Grantee shall also disclose in writing to Grantor any problems, delays or adverse conditions which may materially affect its ability to meet the Milestones and Timeline. This disclosure shall be accompanied by a statement of the action taken or proposed and any assistance needed from Grantor to resolve the situation. Grantor shall hold all progress reports confidential, subject to the public disclosure laws of the state of Washington (See e.g., RCW 42.56.270(14)).

Upon the reasonable prior written request of Grantor, prior to completion of the Milestones and Timeline, Grantee shall arrange site visits or in-person briefings at a mutually agreed upon time and place to enable Grantor to assess the impact of its funding; provided that in no event shall Grantee be required to disclose trade secrets, compound structures, phenotypes, targets, assay details, third-party confidential information or details about prospective partners (including the identity thereof) in such visits or briefings.

4.3 Post-Award Progress Reports. After submission of the final research progress report, Grantee shall provide Grantor with periodic oral post-award research progress reports regarding the GPCR Program according to a mutually agreeable format and schedule, through the fifth anniversary of the submission of such final report; provided that in no event shall Grantee be required to disclose trade secrets, compound structures, phenotypes, targets, assay details, third-party confidential information or

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

details about prospective partners (including the identity thereof) in such progress reports.

ARTICLE 5. ACCOUNTING AND AUDITING

Grantee shall record the receipt of the grant funds and any expenditures related to completing the Milestones and Timeline in such a form as to enable Grantor to verify that the funds were expended for the stated purposes of the grant and in accordance with generally accepted accounting principles. All pertinent records, including, but not limited to, invoices, purchase orders, packing lists, warranties, rebates and worksheets supporting allocations shall be retained in Grantee files for at least [†], or as otherwise required by state and federal law, or as requested by Grantor, after Grantor’s final payment to Grantee under this Agreement. If there are unresolved audit questions at the end of the retention period, Grantee shall retain such records until the questions are resolved. Grantor reserves the right at reasonable times and during normal business hours to audit such records for any prior periods that have not been previously audited subject to the terms of this Agreement during the immediately preceding [†] period, or have them audited, during the Term (as defined in Article 14) of this Agreement or thereafter; provided that no more than one such audit shall be conducted during any calendar year. If as a result of an audit Grantor reasonably concludes that funds were spent for purposes not related to completing the Milestones and Timeline, as set forth in the Budget and subject to this Agreement, Grantor shall be entitled to a refund of such funds, including interest on the amount refunded. Grantee shall return such funds, including interest at the then current prime rate, to Grantor within [†] of Grantor’s written demand.

ARTICLE 6. INTELLECTUAL PROPERTY

6.1 Policies and Management. Grantor’s grant awards are intended to support research that enhances competitiveness, improves health and health care and fosters economic development in Washington state. Grantor and Grantee recognize that discoveries and developments having public health, scientific, business, or commercial application or value may be made in the course of performing the GPCR Program. Grantor and Grantee desire that such discoveries and developments be administered in such a manner that they are brought into commercial use at the earliest reasonably practicable time, in a manner consistent with Commercially Reasonable Efforts and the maximization of Grantee’s shareholder value. Grantor and Grantee recognize that this may be best accomplished through patenting, copyrighting, trademarking and/or licensing such discoveries and developments. In accepting an award from Grantor, Grantee warrants that it has policies in place regarding ownership and management of intellectual property. Grantee further warrants that it has expertise in

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

commercialization of intellectual property, including evaluating invention disclosures, patenting and licensing, and commercial drug development including drug discovery and lead optimization, pre-clinical and clinical testing, and regulatory approval.

6.2 Ownership and Disposition. Grantor claims no ownership rights in any Intellectual Property conceived, reduced to practice or otherwise made in the course of performing the GPCR Program. Grantee agrees to use Commercially Reasonable Efforts to commercialize such Intellectual Property.

ARTICLE 7. SHARE PAYMENTS AND ADDITIONAL INTEREST

7.1 Share Payments. Subject to Grantor’s election in accordance with Article 19 to receive any amounts payable hereunder to LSI, each of Grantor and LSI shall be entitled to receive the Share Payments as partial consideration for the payment of the Grant Award by Grantor; provided that (subject to any election by Grantor in accordance with Article 19), any and all payments of Additional Interest shall be paid by Grantee to LSI. The initial [†] (in the aggregate) of any Share Payments (excluding Additional Interest) shall be paid by Grantee to Grantor. Thereafter, any additional Share Payments (excluding Additional Interest), up to a maximum aggregate amount of [†], shall be paid by Grantee to LSI. As soon as Grantee has made Share Payments to Grantor and LSI equal to [†] in the aggregate, Grantee shall have no further obligations hereunder to make any Share Payments to Grantee or LSI; provided that Grantee agrees to continue to make payments of Additional Interest, if any, to LSI.

7.2 Timing of Payments. Subject to Section 7.3, Grantee shall make the applicable Share Payments to Grantor or LSI, as applicable, within [†] after the end of each Fiscal Quarter which begins or ends during the Proceeds Interest Period (each, a “Share Payment Date”), each such payment to be in an amount equal to the Share Payment calculated for such Fiscal Quarter based on the portion of Net Proceeds received by Grantee during that Fiscal Quarter, with adjustment for any underpayment or overpayment for previous Fiscal Quarters if applicable.

7.3 Payment Method. All payments to be made by Grantee to Grantor (or LSI, as applicable) hereunder shall be made by wire transfer of immediately available funds to the account designated by Grantor (or LSI, as applicable); provided, that for any Share Payments attributable to Net Proceeds which consist of Liquid Securities or Deemed Liquid Securities, Grantor shall have the option of (a) accepting delivery by Grantee of the applicable portion, if any (based on Grantee’s good faith projection of the Share Payment that will be payable on the next succeeding Share Payment Date), of such Liquid Securities or Deemed Liquid Securities as satisfaction of the payment of such Share Payments as required by Section 7.2 (and such delivery may occur, at the option of Grantee, prior to the Share Payment Date with respect to the Fiscal Quarter in which

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

such Liquid Securities or Deemed Liquid Securities were received by (or became Liquid Securities or Deemed Liquid Securities in possession of) Grantee) or (b) directing Grantee to use commercially reasonable efforts to sell, liquidate or otherwise convert such applicable portion of Liquid Securities or Deemed Liquid Securities into cash or cash equivalents on Grantor’s behalf as promptly as practicable (a “Directed Sale”), which cash or cash equivalents shall thereafter be delivered by Grantee to Grantor before or after the related Share Payment Date; provided that any fees, costs or expenses (including brokerage fees) incurred by Grantee in seeking such a sale, liquidation or conversion shall be deducted by Grantee from such cash or cash equivalents before payment of the balance thereof to Grantor; and provided, further, that for purposes of calculating any amounts under this Agreement, the Fair Market Value of any Liquid Security or Deemed Liquid Security that is subject to a Directed Sale shall be determined solely in accordance with Section 7.5 without regard to the amount of cash or cash equivalents received in such Directed Sale (or any deductions therefrom pursuant to the preceding proviso). To the extent that any portion of a Share Payment is made in accordance with this Section 7.3 prior to the applicable Share Payment Date, each of Grantor and Grantee agree that if as of such Share Payment Date any adjustment for underpayment or overpayment is required as a result of the projection of the Share Payment not being the same as the actual Share Payment, such adjustment shall be made by wire transfer of immediately available funds to the other party.

7.4 Product and Platform Transfer. Grantee shall be entitled to elect to treat any Platform and Product Transfer as an Assignment and Assumption Transfer, by providing prior written notice to Grantor of such election. If Grantee elects to treat a Platform and Product Transfer as an Assignment and Assumption Transfer, then upon the closing of such Platform and Product Transfer, if such closing occurs, Grantee shall be required to assign this Agreement and its obligations and rights hereunder to the transferee, and the transferee shall be required to accept such rights and assume such obligations, in connection therewith.

7.5 Liquid Securities; Deemed Liquid Securities. Promptly following, and in no event more than [†] after, receipt by Grantee as Consideration of Liquid Securities or other Third Party securities that are publicly traded and that do not meet the criteria set forth in the definition of “Liquid Securities” herein (such other securities, “Other Securities”), Grantee shall provide written notice to Grantor of Grantee’s possession of such Liquid Securities or Other Securities and a detailed description of the issuer of such securities, the number of securities so received by Grantee, the Fair Market Value of such securities and any known contractual or legal limitations on the transfer thereof. In the event that any such Other Securities are deemed to be Liquid Securities by Vulcan in accordance with the Platform Development Agreement (“Deemed Liquid Securities”), Grantee shall so notify Grantor in writing. The Fair Market Value of any

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Deemed Liquid Security hereunder shall be the Fair Market Value attributed to such Deemed Liquid Security under the Platform Development Agreement. The date of determination of Fair Market Value of any Liquid Security shall be the later of [†].

ARTICLE 8. LIFE SCIENCES INITIATIVE

8.1 Mission and Shared Purpose. As partial consideration for the Grant Award, Grantee shall establish a non-profit entity (the “Life Sciences Initiative” or “LSI”), the name of which shall be agreed by the parties, and shall allocate Share Payments to such entity in accordance with Article 7.

The intention of the parties is that LSI:

1) be a non-profit, tax-exempt organization, governed by a board of trustees, with 50% of the board members appointed by Grantor and 50% appointed by Grantee;

2) be a source of both philanthropic support and, to the extent legally permissible, investment capital;

3) have a stated mission of advancing the life sciences in Washington by accelerating scientific discovery and enhancing translation of that discovery to improving health and health care in Washington state and across the world, generating economic benefits to Washington state, and enhancing the competitiveness of Washington state’s life sciences sector;

4) have the ability to benefit financially from investments and re-deploy that benefit to the mission;

5) have shared goals and a close working relationship with other entities promoting the life sciences sector in Washington state, including Grantor, such goals to include, but not be limited to, promoting high quality research and development, improving health outcomes, lowering health care costs, creating less costly diagnostic or treatment modalities, creating breakthrough treatments for a particular disease or condition, leveraging its funding against that from other sources, stimulating health care delivery, biomedical manufacturing, and life sciences related employment in Washington state, and enhancing public-private collaboration in Washington state; and

6) approach its mission based on a deep understanding of the life sciences sector and a rigorous approach to decision making, that includes grant-making programs, establishment of unique facilities of broad impact, and investment strategies targeted at critical phases of translation from discovery to broader benefit, including early stage companies.

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LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

8.2 Formation. Grantee shall form LSI in accordance with the LSI Milestones and Timeline attached as Exhibit A-2 (the “LSI Milestones and Timeline”) and the Budget, and in consultation with Grantor; provided that, fees and expenses associated with completing Milestone 5, as set forth in Exhibit A-2, shall be allowable costs hereunder, reimbursable by Grantor; provided, further, that before seeking reimbursement from Grantor for any such costs and expenses associated with Milestone 5, Grantee shall use reasonable efforts to engage a legal provider to perform at least a portion of the work required for the completion of Milestone 5 on a pro bono basis. Failure of Grantee to form LSI in accordance with the LSI Milestones and Timeline (other than as the result of any act or omission by Grantor) constitutes an Event of Default (as defined in Article 15), subject to the applicable Cure Period, and is grounds for Grantor’s exercise of its rights under Article 16. In no event shall Grantee have any obligation to fund, staff or otherwise support LSI, except as expressly set forth in Article 7 and this Section 8.2.

ARTICLE 9. SHARE PAYMENTS REPORTS; NOTICES

9.1 Quarterly Report. After the end of each Fiscal Quarter, Grantee shall produce and deliver to Grantor, on or before each Share Payment Date, a Quarterly Report for such Fiscal Quarter; provided that, unless Grantee or its Affiliates receive Gross Proceeds prior to June 30, 2011 (in which case a Quarterly Report shall be delivered in accordance with this Section 9.1 with respect to the Fiscal Quarter in which such Gross Proceeds were received), no Quarterly Report shall be deliverable under this Section 9.1 until the Share Payment Date relating to the Fiscal Quarter ending June 30, 2011 (which Quarterly Report shall relate to the period from the Effective Date up to and including June 30, 2011). Grantor shall hold all such reports and agreements confidential, subject to the public disclosure laws of the state of Washington (See e.g., RCW 42.56.270(14))

9.2 Meetings. Grantor and any of Grantor’s representatives shall have the right, upon reasonable prior written request from Grantor from time to time, to meet with Grantee’s senior officers, at a mutually agreed upon time and place, to discuss the GPCR Program; provided that in no event shall Grantee be required to disclose t trade secrets, compound structures, phenotypes, targets, assay details, third-party confidential information or details about prospective partners (including the identity thereof) at any such meetings.

9.3 Notices. Grantee shall notify Grantor promptly and in writing of the occurrence of a Material Adverse Effect or the occurrence of a Change of Control or the sale of all or substantially all of the assets of Grantee.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 10. CONFLICT OF INTEREST

Grantee represents and warrants that it has a financial conflict of interest policy (the “Policy”) in place applicable to performing research funded by the United States Public Health Service (the “USPHS”) that it will apply to completing the Milestones and Timeline in the same manner as if completing the Milestones and Timeline were funded by a USPHS grant. Grantee further represents and warrants that Grantee has taken reasonable steps to inform the Principal Investigator and any Investigator (as defined in the Policy) working on the Milestones and Timeline of the Policy and requirements for complying with its terms. In accepting this award, Grantee represents that Grantee has advised the Principal Investigator and any Investigator working on the Milestones and Timeline that they are required to disclose, in accordance with the foregoing policy, any potential financial conflicts of interest associated with their work on the Milestones and Timeline to Grantee and that Grantee has received such disclosures or received an affirmative statement that there are no conflicts to disclose. Grantee further represents that it has eliminated or mitigated all disclosed financial conflicts consistent with the terms of its policy. Grantee also agrees to take reasonable measures to assure that its subcontractors who are Investigators working on the Milestones and Timeline are aware of and have agreed to comply with the provisions of this Article.

At execution of this Agreement, Grantee shall submit to Grantor the completed and executed statement found in Exhibit E of any potential financial conflicts of interest associated with personnel working on the Milestones and Timeline; attesting to its receipt of disclosures from such personnel that, at a minimum, confirm any understandings of Grantor stated in Exhibit E; and assuring that all disclosed potential conflicts of interest have been eliminated or mitigated.

In the event that new financial conflicts of interest are disclosed during the course of working on the Milestones and Timeline, Grantee shall report such disclosures in writing to Grantor in a timely manner using the procedure specified within this Article 10.

Upon the request of Grantor, Grantee shall provide, in writing, information about any financial conflicts of interest that have been disclosed subject to this Article 10, or that have been identified by Grantor in Exhibit E, and about how such disclosed or identified conflicts have been eliminated or mitigated.

ARTICLE 11. PRESENTATIONS AND PUBLICATIONS BY GRANTEE

Grantee shall have the right to publish the results of the GPCR Program. Following any such publication, copies of published papers describing work under the Milestones and Timeline shall be submitted by Grantee to Grantor. Grantee agrees to acknowledge the support of Grantor in all scientific publications by Grantee related to the Milestones and Timeline.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 12. REPRESENTATIONS OF GRANTEE AUTHORITY

Grantee represents and warrants that it has authority to enter into this Agreement and to incur and perform the obligations herein and further warrants that the signatories to this Agreement are authorized to execute this Agreement on behalf of Grantee.

ARTICLE 13. USE OF HUMAN SUBJECTS AND VERTEBRATE ANIMALS

13.1 Human Subjects. In the event that completion of the Milestones and Timeline involve the use of human subjects, Grantee shall ensure that the research site operates under an appropriate Office of Human Research Protections (OHRP)-approved assurance for the protection of human subjects and complies with all Department of Health and Human Services human-subjects-related policies and any other applicable laws or regulations. In accepting an award involving human subjects use in completing the Milestones and Timeline, Grantee warrants that it has a system that complies with federal, state, and local government regulations to protect the rights, well-being, and personal privacy of human subjects in research and that the work to be performed in completing the Milestones and Timeline has been reviewed and approved by the applicable human subjects oversight bodies. Grantee shall provide documentation of review and approval by the applicable oversight bodies of all human subjects work performed in completing the Milestones and Timeline in a timely fashion upon request of Grantor.

13.2 Vertebrate Animals. In the event that completion of the Milestones and Timeline involve the use of vertebrate animals, Grantee shall ensure that all performance sites hold Office of Laboratory Animal Welfare (OLAW)-approved assurances. In accepting an award involving vertebrate animal use in completing the Milestones and Timeline, Grantee warrants that it has a system that complies with federal, state, and local government regulations to humanely, efficiently, effectively and legally use live vertebrate animals in research and that the work to be performed in completing the Milestones and Timeline has been reviewed and approved by the applicable animal use and care oversight bodies. Grantee shall provide documentation of review and approval by the applicable oversight bodies of all vertebrate animal work performed in completing the Milestones and Timeline in a timely fashion upon request of Grantor.

ARTICLE 14. TERM

The term of this Agreement (“Term”) shall begin on the Effective Date and shall end on the six-month anniversary of the date Grantee submits a final research progress report to Grantor pursuant to Section 4.1, subject to the continuation of certain provisions under Section 20.1.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 15. DEFAULT

15.1 Events of Default by Grantee. In addition to any other Events of Default as noted throughout this Agreement, the occurrence of the following events of default (other than as the result of any act or omission by Grantor) shall each be considered an “Event of Default” by Grantee under this Agreement; provided, that if any such event of default is curable, such event of default shall not be deemed to be an Event of Default unless Grantee fails to cure such event of default within the time period specified below following receipt of written notice from Grantor notifying Grantee of such default (each, a “Cure Period”):

(a)	failure of Grantee to meet the goals set out within the Milestones and Timeline in a timely manner, subject to a [†] Cure Period;

(b)	failure of Grantee to render research progress reports, Share Payments reports, or financial reports to Grantor as required by this Agreement, subject to a [†] Cure Period;

(c)

Principal Investigator or any Investigator involved in completing the Milestones and Timeline have been debarred or been subject to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. or have otherwise been disqualified or suspended from work on the Milestones and Timeline by the FDA or any other governmental agency or professional body, subject to a [†] Cure Period, provided that removal from the GPCR Program or replacement of the Principal Investigator or subject Investigator shall constitute a cure for purposes of this Section 15.1(c);

(d)

in the case of the replacement of the Principal Investigator for any reason other than as described in Section 15.1(c), failure of Grantee to identify an alternate Principal Investigator reasonably acceptable to Grantor, subject to a [†] Cure Period;

(e)	the occurrence of any Bankruptcy Event;

(f)	failure of Grantee to form LSI in accordance with Article 8, subject to a [†] Cure Period;

(g)	failure of Grantee to provide Share Payments to Grantor or LSI in accordance with Article 7, subject to a [†] Cure Period;

(h)	failure of Grantee to comply with applicable federal or state law applicable to completing the Milestones and Timeline, subject to a [†] Cure Period;

(i)	failure of Grantee to make equipment purchased or leased with funds disbursed pursuant to this Agreement available for GPCR Program purposes, subject to a [†] Cure Period;

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

(j)	the breach of any other material term or condition of this Agreement, subject to a [†] Cure Period.

Upon notice by Grantor to Grantee of any event of default, no request for reimbursement shall be made hereunder for any expenses incurred by Grantee on or after the date of such notice until such event of default has been cured; provided that nothing herein shall be construed to release Grantor from any obligation to reimburse Grantee for allowable costs incurred prior to the date of such notice even if reimbursement is not sought until after the date of such notice. In the event that Grantee fails to cure an event of default within the applicable Cure Period, Grantor shall not be required to reimburse Grantee for expenses incurred by Grantee during such Cure Period.

ARTICLE 16. GRANTOR’S RIGHTS FOLLOWING EVENTS OF DEFAULT

Grantor shall have the right to exercise, individually or in combination, any and all of the following rights following an Event of Default by Grantee: termination of the funding provided to Grantee by Grantor under this Agreement; Termination of Agreement for Events of Default under Article 17; Specific Performance for Events of Default under Article 18; or Election of Receipt of Share Payments for Events of Default under Article 19.

ARTICLE 17. TERMINATION OF AGREEMENT FOR EVENTS OF DEFAULT

17.1 Termination of Agreement by Grantor. After the occurrence of an event of default, upon the expiration of the applicable Cure Period, if any, Grantor may effect termination of this Agreement by providing Grantee written notice of termination unless Grantee has cured such event of default. Subject to this Section 17.1 and Section 17.2, upon exercise of its right to terminate, Grantor reserves the right to withhold further payments of the Grant Award.

17.2 Effect of Termination under Section 17.1. Upon termination of this Agreement pursuant to Section 17.1, Grantor shall have no further obligation to disburse grant funds to Grantee, whether or not the entire amount of award has been disbursed to Grantee. In the event that this Agreement is terminated by Grantor pursuant to Section 17.1, no later than [†] after the effective date of termination:

(a)	Grantee shall refund to Grantor any Grant Award funds spent for purposes other than completing the Milestones and Timeline as set forth in the Budget; and

(b)	Grantee shall invoice Grantor for outstanding reimbursable expenditures and/or any reasonable non-cancellable obligations incurred by Grantee

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

related to completion of the Milestones and Timeline prior to the date of notice of the event of default as applicable and Grantor shall promptly reimburse Grantee for such amounts; and

(c)	Grantee shall provide Grantor, in writing, with a final report of Grantee’s progress in advancing the Milestones and Timeline (provided that Grantee shall not be required to disclose trade secrets, compound structures, phenotypes, targets, assay details, third-party confidential information or details about prospective partners (including the identity thereof), and a final financial report.

Nothing herein shall be construed to release Grantee from any obligation which matured prior to the effective date of such termination or to release Grantor from any obligation to reimburse Grantee for any allowable costs incurred by Grantee prior to the date of notice of the event of default for which Grantee has sought reimbursements pursuant to Section 3.5 or to waive any rights Grantor may have to recover damages incurred by it as a result of Grantee’s breach of the Agreement; provided that in no event shall Grantee be responsible or liable for any damages that are consequential, in the nature of lost profits, special or punitive or otherwise not actual direct damages.

17.3 Termination of Agreement by Grantee; Effect. In the event that Grantor fails to reimburse Grantee for any reimbursable expenditures hereunder within [†] after Grantee submits any invoice (or other payment verification as set forth in the Milestones and Timeline) in accordance with the terms and conditions of this Agreement (unless Grantor reasonably withholds approval thereof in accordance with Section 3.5), Grantee shall have the right to terminate this Agreement upon [†] written notice to Grantor; provided that if Grantor reimburses Grantee for such reimbursable expenses within such [†] period, Grantee shall not have the right to terminate this Agreement. In the event of any such termination, at Grantee’s election, Grantee may either reimburse Grantor (without interest) for any amounts of the Grant Award received by Grantee on or prior to the effective date of termination, in which case, notwithstanding Section 20.1 of this Agreement, this Agreement shall be of no further force and effect in any respect, or Grantee may retain such amounts of the Grant Award, and terminate this Agreement subject to the provisions of Section 20.1.

ARTICLE 18. SPECIFIC PERFORMANCE FOR EVENTS OF DEFAULT

Grantor shall have the right to enforce this Agreement, or any provision herein, upon the occurrence of any one or more Event of Default by Grantee. Upon the expiration of the applicable Cure Period, if any, Grantor may seek judicial enforcement of this agreement unless Grantee has cured the event of default. Upon exercise of its right to enforce this agreement, Grantor reserves the right to withhold further payments of the Grant Award.

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 19. ELECTION OF RECEIPT OF SHARE PAYMENTS FOR EVENT OF DEFAULT

Solely in the event that Grantee fails to form LSI in accordance with Section 8.2 or make Share Payments, if any, to LSI in accordance with Article 7, and such failure constitutes an Event of Default under Section 15.1(f) or (g), Grantor shall have the right to elect that those portions of the Share Payments payable to LSI under Article 7 be paid instead to Grantor. Grantor may elect receipt of the Share Payments by giving Grantee [†] advance written notice. Upon effect of such election, Grantee shall make all subsequent Share Payments to Grantor instead of to LSI.

Article 20. SURVIVAL

Subject to Section 17.3, the following provisions of this Agreement shall survive any expiration or termination of this Agreement: Article 4, Progress Reports; Article 5, Accounting and Auditing; Article 6, Intellectual Property; Article 7, Share Payments and Additional Interest; Article 8, Washington Omeros Life Sciences Initiative; Article 9, Share Payments Reports; Article 15, Default (only with respect to provisions surviving pursuant to this Article 20); Article 16, Grantor’s Rights Following Events of Default (only with respect to provisions surviving pursuant to this Article 20); Article 17, Termination of Agreement for Events of Default; Article 18, Specific Performance for Events of Default (only with respect to provisions surviving pursuant to this Article 20); Article 19, Election of Receipt of Share Payments for Event of Default; Article 20, Survival; Article 22, Indemnification; Article 23, Failure to Enforce; Article 24, Relationship of the Parties; Tax Treatment; Article 25, Governing Law; Article 26, Assignment; Article 27, No Oral Modifications (only with respect to provisions surviving pursuant to this Article 20); Article 28, Notices; Article 29, Entire Agreement; Article 31, Severability; Article 32, Disputes and Article 33, No Third Party Beneficiaries.

ARTICLE 21. COMMUNICATIONS AND PUBLIC DISCLOSURES BY GRANTOR

Grantor may publicly disseminate information about its granting activities, including in connection with the Grant Award hereunder; provided that in no event shall Grantor disclose any trade secrets or other proprietary or confidential information of Grantee or its collaborators. From time to time Grantor may request Grantee or Principal Investigator to assist Grantor with such communications and public disclosures. Such assistance provided by Grantee or Principal Investigator shall be at reasonable times and locales and at Grantor’s expense.

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 22. INDEMNIFICATION

To the fullest extent permitted by law, Grantee shall indemnify, defend, and hold harmless Grantor and all officials, agents and employees of Grantor, from and against all claims for injuries or death arising out of or resulting from the performance of the Milestones and Timeline, except to the extent such Claims result from or arise out of the negligence, willful misconduct or violation of applicable law by Grantor, its employees, subcontractors or agents; provided that in no event shall Grantee be responsible or liable for any damages that are consequential, in the nature of lost profits, special or punitive or otherwise not actual direct damages.

“Claim,” as used in this Agreement, means any financial loss, claim, suit, action, damage or expense, including but not limited to attorney’s fees, attributable for bodily injury, sickness, disease, or death, or injury to or destruction of tangible property including loss of use resulting therefrom. Grantee’s obligations to indemnify, defend, and hold harmless include any claim by Grantee’s agents, employees, representatives, or any sub-contractor or its employees.

If Grantor determines that it is entitled to defense and indemnification under this Article 22, Grantor shall promptly notify Grantee in writing of the indemnity claim, and provide all reasonably necessary or useful information in connection with such claim.

ARTICLE 23. FAILURE TO ENFORCE

The failure of Grantor at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of Grantor thereafter to enforce each and every such provision.

ARTICLE 24. NATURE OF RELATIONSHIP

The relationship between Grantor and Grantee is solely as set forth in this Agreement, and neither Grantor nor Grantee has any fiduciary or other special relationship with the other or any of their respective Affiliates, except as provided herein. Grantor acknowledges that Grantee intends that solely for purposes of this Agreement, the rights and obligations of each party, as they are defined in this Agreement, create an unincorporated joint venture taxable as a partnership under Subchapter K of the Internal Revenue Code of 1986, as amended. Grantee recognizes that Grantor is a tax-exempt entity under the United States federal, state and local laws, has never been subject to, and is unlikely to be subject to, any tax liability or withholding requirements under U.S. federal, state or local laws. Before withholding and paying over to any U.S. federal state or local taxing authority any amount purportedly representing a tax liability of the pursuant to the provision of the Agreement, Grantee shall provide Grantor written notice of the claim of any such U.S. taxing authority that such

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

withholding and payment is required by law and provide Grantor the opportunity to contest such claim.

ARTICLE 25. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the state of Washington.

ARTICLE 26. ASSIGNMENT

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Grantee shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of Grantor; provided, that Grantee may, without restriction or the requirement of any consent by Grantor, assign any of its rights and obligations under this Agreement to an Affiliate; provided, further, that, subject to Section 7.4, Grantee shall be required to assign this Agreement and its obligations and rights hereunder to the transferee, and the transferee shall be required to accept such rights and assume such obligations, without any consent of Grantor, in connection with any assignment to an Affiliate, a Change of Control or any Assignment and Assumption Transfer; provided, further, that from and after the date of any assignment to an Affiliate, Change of Control, or Assignment and Assumption Transfer, the calculation of Gross Proceeds and Net Proceeds hereunder shall provide (through definitions and other provisions similar to those in this Agreement, mutatis mutandis, applicable to the assignee and its Affiliates, along with assumed calculations of Gross Proceeds and Net Proceeds to date) that the assignee will owe directly to Grantor all actions, performance, covenants, and amounts that would have been owed by Grantee to Grantor, were the assignment not to have occurred and were Grantee (rather than such assignee) to have performed any act or suffered any omission or condition to occur by such assignee following such assignment. Grantor may assign any of its rights or obligations under this Agreement to LSI or any other entity, including any State of Washington agency, without restriction or the requirement of any consent from Grantee; provided, that, without the prior written consent of Grantee (which consent shall not be unreasonably withheld), Grantor may not assign its rights or obligations under this Agreement to any [†] or any Affiliate thereof or any other actual or potential competitor of Grantee (each, a “Competitor”); and provided, further, that without the prior written consent of Grantee (which consent shall not be unreasonably withheld), Grantor may not assign any of its rights or obligations under this Agreement to any entity that directly or indirectly holds more than [†] of the outstanding capital stock of any Competitor.

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 27. NO ORAL MODIFICATIONS

This Agreement may not be changed, modified or amended except by express written agreement of the parties executed by their authorized representatives.

ARTICLE 28. NOTICES

Except as otherwise expressly provided in this Agreement, any communications between the parties hereto or notices to be given hereunder shall be given in writing by personal delivery, electronic transmission using electronic mail or Grantor’s online systems, facsimile, or mailing the same, postage prepaid to Grantee or Grantor at the address or number set forth below, or to such other addresses or numbers as either party may indicate pursuant to this section. Any communication or notice so addressed and mailed shall be effective five days after mailing. Any communication or notice delivered by facsimile shall be effective on the day the transmitting machine generates a receipt of the successful transmission, if transmission was during normal business hours of the recipient, or the next Business Day, if transmission was outside normal business hours of the recipient. Any communication or notice given by personal delivery shall be effective when actually delivered. Communications by Grantee to Grantor using Grantor’s online systems as required under this Agreement shall be effective upon Grantee’s receipt of confirmation that such communications have been received by Grantor. Communications by electronic mail shall be effective upon receipt of automatic receipt confirmation.

Notices to Grantor

Grants Administrator

Life Sciences Discovery Fund

2324 Eastlake Avenue East, Suite 501

Seattle, WA 98102

Tel: 206-732-6788

Fax: 206-732-6778

Email: grantsadmin@lsdfa.org

Notices to Principal Investigator

Gregory Demopulos, M.D.

c/o Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, WA 98101

Attention: Chief Executive Officer

Facsimile No.: (206) 676-5005

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Notices to Grantee: Authorized Official

Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, WA 98101

Attention: General Counsel or Senior Director of Finance

Facsimile No.: (206) 676-5005

Notices to Grantee: Financial Official

Omeros Corporation

1420 Fifth Avenue, Suite 2600

Seattle, WA 98101

Attention: Senior Director of Finance

Facsimile No.: (206) 676-5005

ARTICLE 29. ENTIRE AGREEMENT

This Agreement and, subject to Section 2.1, which provides that the proposal attached as Exhibit F is not incorporated by reference, and except as otherwise expressly provided for in this Agreement, nothing in such proposal shall be binding on Grantee in any respect hereunder, the Exhibits attached hereto express the entire understanding of the parties with reference to the subject matter hereof, and supersede any prior or contemporaneous representations, understandings and agreements, whether oral or written. The parties agree and acknowledge that the rule of construction that ambiguities in a written agreement be construed against its drafter shall not be applicable to this Agreement.

ARTICLE 30. FORCE MAJEURE

Neither Grantor nor Grantee shall be held responsible for delay or default caused by fire, civil unrest, natural causes and war which is beyond, respectively, Grantor’s or Grantee’s reasonable control. Each party shall, however, make all reasonable efforts to remove or eliminate such cause of delay or default and shall, upon cessation of the cause, diligently pursue performance of its obligations under this Agreement.

ARTICLE 31. SEVERABILITY

The provisions of this Agreement are intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

ARTICLE 32. DISPUTES

The parties agree that, in the event of any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or any breach or alleged breach hereof, they shall undertake good faith efforts to resolve the matter amicably. Upon the agreement of the parties, any such Dispute may thereafter be submitted to mediation. Should the parties agree to mediate the Dispute, said mediation shall be conducted in Seattle, Washington and in accordance with the then prevailing rules of the Commercial Mediation Rules of the American Arbitration Association. In the event that the Dispute is not resolved pursuant to mediation or, in the event the parties do not agree upon submission of the Dispute to mediation, each party may pursue any rights and remedies as each may have, whether in law or at equity.

ARTICLE 33. NO THIRD PARTY BENEFICIARIES

Grantor and Grantee are the only parties to this Agreement and the only parties entitled to enforce its terms. The parties agree that Grantee’s performance under this Agreement is solely for the benefit of Grantor to enable it to accomplish its fundamental governmental purpose. Nothing in this Agreement is intended to give, or shall give, whether directly or indirectly, any third party standing to sue to enforce this agreement.

NOW, THEREFORE, agreement to the terms stated above is indicated by signatures affixed below.

Grantee	Grantor

By: /s/ Gregory A. Demopulos	By: /s/ Lee Huntsman
Name: Gregory M. Demopulos, M.D.	Name: Lee Huntsman
Title: Chairman and CEO	Title: Executive Director, LSDF
Date: October 21, 2010	Date: October 21, 2010

Principal Investigator

I have read and understand the terms of this Agreement.

By: /s/ Gregory A. Demopulos

Name: Gregory M. Demopulos, M.D

Date: October 21, 2010

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Schedule 1: Definitions

“Additional Interest” shall mean, with respect to aggregate Net Proceeds in excess of the Minimum Proceeds Amount during the Proceeds Interest Period, [†] (the “Additional Interest Percentage”) of all such Net Proceeds to the extent they are derived from the commercial exploitation of the Platform in connection with Human Orphan GPCRs or the commercial exploitation of Products directly targeting Human Orphan GPCRs; provided that to the extent that and for so long as the Grantor has not provided the maximum amount of the Grant Award to Grantee on or before the date any Additional Interest is due and payable to Grantor (or LSI, as applicable) hereunder, the Additional Interest Percentage shall be adjusted by multiplying such percentage by X, wherein:

X = Grant Award paid to date / $5,000,000

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, (a) direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise, and (ii) in the case of non-corporate entities, (a) direct or indirect ownership of at least 50% of the equity interest of such non-corporate entity or (b) the power to direct the management and policies of such non-corporate entities, whether through ownership of voting securities, by contract or otherwise.

“Applicable Percentage” shall mean, with respect to aggregate Net Proceeds during the Proceeds Interest Period, the following:

(a) with respect to aggregate Net Proceeds of up to and including [†];

(b) with respect to aggregate Net Proceeds in excess of [†] but less than and including [†];

(c) with respect to aggregate Net Proceeds in excess of [†] but less than and including [†];

(d) with respect to aggregate Net Proceeds in excess of [†] but less than and including [†];

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

(e) with respect to aggregate Net Proceeds in excess of [†] but less than and including [†]; and

(f) with respect to aggregate Net Proceeds in excess of [†];

provided that to the extent that and for so long as Grantor has not provided the maximum amount of the Grant Award on or before the date any Share Payment is due and payable to Grantor (or LSI, as applicable) hereunder, the Net Proceed amounts and Applicable Percentages set forth in subclauses (a) through (f) above shall be adjusted such that each Net Proceeds amount is multiplied by X and each Applicable Percentage amount is multiplied by Y, wherein:

X = 20,000,000 / (25,000,000 - Grant Award paid to date).

Y = Grant Award paid to date / $5,000,000

“Assignment and Assumption Transfer” shall mean a Platform and Product Transfer that Grantee shall have elected, pursuant to Section 7.4, to treat as an Assignment and Assumption Transfer.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i) Grantee shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Grantee shall make a general assignment for the benefit of its respective creditors;

(ii) there shall be commenced against Grantee any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of sixty (60) calendar days; or

(iii) Grantee shall take any action in furtherance of, or expressly indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of Washington, or any day on which banking

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

institutions located in the State of Washington are required by law or other governmental action to close.

“Change of Control” shall mean:

(i) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of any capital stock of Grantee, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Grantee representing more than fifty percent (50%) of the combined voting power of Grantee’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) the consummation, after approval by Grantee’s shareholders, of a merger or consolidation of Grantee with any other Person, other than a merger or consolidation which would result in Grantee’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of Grantee’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation; or

(iii) the consummation, after approval by Grantee’s shareholders, of a sale of all or substantially all of the assets of Grantee to any other Person, other than a sale wherein the holders of Grantee’s voting securities outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the purchasing entity) more than fifty percent (50%) of the combined voting power of the voting securities of such purchasing entity outstanding immediately after such sale of all or substantially all of the assets of Grantee.

“Commercially Reasonable Efforts” shall mean, [†].

“Consideration” shall mean any and all license fees, milestone fees, royalties, cross-licenses, services and any other fees, damages and payments, in whatever form, in each case to the extent clearly constituting consideration relating directly to the Products and/or the Platform in any agreement, award or judgment.

“Deemed Liquid Securities” shall have meaning set forth in Section 7.5.

“Fair Market Value” shall mean, with respect to any Liquid Security, the average closing price of such security for the [†] to the date of determination, and with respect to any other security or asset, the fair market value thereof.

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

“Fiscal Quarter” shall mean each calendar quarter.

“Funding Amount” means the $20,000,000 received by Grantee from Vulcan or any Affiliate thereof pursuant to the Platform Development Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, or, to the extent adopted by Grantee (or, if applicable, its Affiliates), the International Financial Reporting Standards, in each case as in effect from time to time.

“Government Funding Sources” shall mean any foreign, federal, state or local (domestic or foreign) government, government agency or institution, government-owned corporation, government authority, quasi-governmental organization, public research center, university or other institution established by government to advance a public purpose.

“GPCR Program” shall mean all research, development and commercialization activities of Grantee or its Affiliates to the extent relating to any Product or use of the Platform.

“Gross Proceeds” means the sum, from the Effective Date to the date of calculation, of all Consideration actually received by Grantee or any of its Affiliates during the Proceeds Interest Period derived from:

(a) any license, development, commercialization, collaboration, distribution, marketing or partnering agreement entered into before or during the Proceeds Interest Period relating directly to any Products and/or the Platform and/or

(b) otherwise any licensing, sale, transfer, use or other commercial exploitation of any Products or the Platform, including any royalty payments, sale proceeds, or damages or settlement payments received in any infringement or similar suits brought by Grantee for alleged infringement or misappropriation of intellectual property rights developed in connection with any Product or the Platform,

(excluding in all cases: (1) the Funding Amount, (2) any Consideration received by Grantee or its Affiliates from Government Funding Sources unless such Consideration is comprised of revenue from services of a type generally offered to Third Parties by Grantee or its Affiliates, royalty payments or sale proceeds, in each case relating directly to any Products and/or the Platform, (3) any Consideration received by Grantee or its Affiliates that is clearly identified in the underlying agreement as designated for research and development of the Platform or any Products (which research and development funds will be tracked using Grantee’s standard methods or policies of accounting or as may be otherwise required by the applicable agreement) and related overhead from corporate partners or from other Third Parties, (4) any Consideration received by Grantee or its Affiliates in the form of grants, (5) bona fide investments in equity of Grantee or its Affiliates, at or less than the then-current fair market value of

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

such equity, and (6) any Consideration received by Grantee or its Affiliates in connection with a Change of Control or an Assignment and Assumption Transfer); provided, that:

(i) all Gross Proceeds which consist of Liquid Securities or Deemed Liquid Securities shall be valued in accordance with Section 7.5, when computing Net Proceeds;

(ii) all Gross Proceeds which are Illiquid Proceeds shall not be included in the calculation of Net Proceeds until there has been a Realization of such Illiquid Proceeds, in which case such Illiquid Proceeds shall be valued at the Fair Market Value of such Realization when computing Net Proceeds;

(iii) in calculating Gross Proceeds, any Consideration received by Grantee or any Affiliate of Grantee from any Affiliate of Grantee (for purposes of clarity, other than any stock or any other equity interest held by Grantee in such Affiliate or any other Affiliate of Grantee and dividends or other distributions received by right of ownership of stock or other equity interest in such Affiliate of Grantee) shall be excluded pro rata, in proportion to Grantee’s ownership interest in such Affiliate or such Affiliate’s ownership interest in Grantee, as the case may be;

(iv) any Consideration received by Grantee in situations where the parties are not dealing at arms-length shall be valued, for purposes of calculating Gross Proceeds under this Agreement, at no less than the current fair market value, in substantially contemporaneous arms-length transactions, of the rights, goods and services provided by Grantee in return for such Consideration; and

(v) Consideration for a sale, assignment or grant of any exclusive right or exclusive license in, to, or under the Platform or any Product or any Intellectual Property comprising or claiming all or a portion of the Platform or any Product, other than as part of a Change of Control or an Assignment and Assumption Transfer, shall be counted in the Gross Proceeds as the same is received by Grantee or its Affiliate.

For purposes of determining Gross Proceeds, Consideration received or expenditures incurred by any Affiliate of Grantee shall be included pro rata, in proportion to Grantee’s ownership interest in such Affiliate or such Affiliate’s ownership interest in Grantee, as the case may be.

“Human Class A Orphan GPCRs” shall mean those Human Orphan GPCRs set forth in Schedule 1A; provided that, to the extent that on or after the Effective Date any GPCR set forth on Schedule 1A shall be determined to have not been a Human Orphan GPCR as of the Effective Date due to the efforts of any Third Party, such GPCR shall be deemed to be excluded from the definition of Class A Human Orphan GPCR for all purposes of this Agreement.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

“Human Orphan GPCR” shall mean any human GPCR for which one or more functionally active ligand(s) have not, prior to their first identification through use of the Platform, been identified through use of technologies other than the Platform, it being understood that such identification of one or more functionally active ligand(s) constitutes the “de-orphanization” of such GPCR.

“Illiquid Proceeds” shall mean any Gross Proceeds that are in a form other than cash, cash equivalents or Liquid Securities.

“Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned or controlled by Grantee.

“Liquid Securities” shall mean Third Party securities, not subject to any contractual or legal limitation on the sale thereof, with an average daily trading volume for the [†] prior to the delivery to Grantor or LSI of at least [†] the number of such Liquid Securities to be allocated to Grantor or LSI, if any, in accordance with Section 7.5.

“Material Adverse Effect” shall mean [†]

“Material Contract” shall mean the Option Agreement, and any contract, agreement or other arrangement (other than this Agreement and the Platform Development Agreement) that could reasonably be expected to result in Gross Proceeds (i) to which either Grantee or any of its Affiliates is a party or by which any of Grantee’s or its Affiliates’ respective assets or properties are bound or committed, (ii) which is directly related to any Products or the Platform, and (iii) as to which breach, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Minimum Proceeds Amount” shall mean [†]; provided that to the extent that and for so long as Grantor has not paid the maximum amount of the Grant Award to Grantee on or before the date any Additional Interest is due and payable hereunder, the Minimum Proceeds Amount shall be adjusted such that the Minimum Proceeds Amount is multiplied by X, wherein:

X = Funding Amount / (25,000,000 - Grant Award contributed to date).

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

“Net Proceeds” shall mean Gross Proceeds, less the sum, from the Effective Date to the date of calculation, of all expenses and expenditures, in each case determined in accordance with GAAP, incurred by Grantee or its Affiliates on or after the Effective Date in excess of the Funding Amount and any portion of the Grant Award actually paid to Grantee by Grantor, in connection with, and to the extent attributable to the conduct of its GPCR Program, including research and development expenses and related overhead, and milestone, royalty and similar payments to Third Parties with respect to the practicing or exploiting of the Platform or any Products, legal expenses (including legal expenses associated with applying, prosecuting, maintaining and enforcing Intellectual Property), cost of goods sold and Product Sales Deductions (with respect to Product sold by Grantee and its Affiliates), and amounts paid to acquire relevant technologies (including payments pursuant to the Option Agreement for the acquisition of the Platform) and expenditures for the purchase of equipment and other tangible assets for the GPCR Program;

except, in each case, not including expenses or expenditures to the extent that such expenses or expenditures are funded with (1) any Consideration received by Grantee or its Affiliates from Government Funding Sources unless such Consideration is comprised of revenue from services of a type generally offered to Third Parties by Grantee or its Affiliates, royalty payments or sale proceeds, in each case relating directly to any Products and/or the Platform, (2) any Consideration received by Grantee or its Affiliates that is clearly identified in the underlying agreement as designated for research and development of the Platform or any Products (which research and development funds will be tracked using Grantee’s standard methods or policies of accounting or as may be otherwise required by the applicable agreement) and related overhead from corporate partners or from other Third Parties and (3) any Consideration received by Grantee or its Affiliates in the form of grants, that is excluded from Gross Proceeds; provided that, while as to any particular date of calculation, the Net Proceeds may have a negative value, such negative values will be carried forward to the next calculation period, and only positive Net Proceeds will be counted in determining the Share Payments; and provided, further, [†]. For purposes of determining Net Proceeds, Consideration received or expenditures incurred by any Affiliate of Grantee shall be included pro rata, in proportion to Grantee’s ownership interest in such Affiliate or such Affiliate’s ownership interest in Grantee, as the case may be.

“Option Agreement” shall mean the Exclusive Technology Option Agreement effective as of September 4, 2009, by and among Grantee, Patobios Limited, Susan George, Brian O’Dowd and U.S. Bank National Association as escrow agent, as amended.

“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from a patent or patent application described in clause (a) or from an application claiming priority to a patent or patent application described in clause (a), including

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (clauses (a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patents applications (clauses (a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of addition as to any such foregoing patent applications and patents.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Platform” shall mean all of the tangible and intangible assets purchased by Grantee pursuant to the Option Agreement and any and all improvements thereto made or acquired by or for Grantee and its Affiliates (whether before or after such purchase), together with all Intellectual Property protecting such assets or their use or application.

“Platform and Product Transfer” shall mean a sale or assignment, whether in one or a series of related transactions, of all or substantially all of the Platform, together with all or substantially all of the Products not (a) previously sold or (b) subject to a license in favor of a Third Party at the time of such sale or assignment.

“Platform Development Agreement” means that certain Platform Development Funding Agreement by and among Grantee, Vulcan and Cougar Investment Holdings LLC, dated as of October 21, 2010.

“Proceeds Interest Period” shall mean the period from and including the Effective Date until the earlier of (a) twenty-one years after the death of the last survivor of the currently-in being (as of the Effective Date) descendants of Joseph P. Kennedy Sr. (father of President John F. Kennedy), and (b) the last to occur of (i) the 35th anniversary of the Effective Date and (ii) the date that aggregate Net Proceeds are at least the Minimum Proceeds Amount, unless earlier terminated in accordance with the terms of this Agreement.

“Products” shall mean any product and its derivatives that is in any way and to any extent identified, discovered, developed, tested, certified, or manufactured through the use or application of the Platform, and any service relating to any such product, together with all Intellectual Property protecting such products and services.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

“Product Sales Deductions” shall mean the following expenses to the extent incurred with respect to a sale of Product:

(a) returns, rebates, chargebacks and other allowances;

(b) retroactive price reductions that are actually allowed or granted;

(c) sales commissions paid to Third Party distributors and/or selling agents, in amounts customary to the trade;

(d) marketing, sales and distribution expenses; and

(e) all sales or excise taxes, transportation and insurance, custom duties, and other governmental charges.

“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of Grantee, (i) a report, certified by the Chief Financial Officer of Grantee, providing reasonable detail of the calculation of Net Proceeds for such Fiscal Quarter, including Gross Proceeds, a description of all deductions from Gross Proceeds pursuant to this Agreement, a description of any Consideration received from Affiliates of Grantee that were characterized as Gross Proceeds in such prior period, a description of any expenses and expenditures recognized by Grantee from the operations of its Affiliates that reduced Net Proceeds in such prior period, a description of pro rata calculation of such Consideration, expenses and expenditures (in accordance with the “Gross Proceeds” and “Net Proceeds” definitions set forth above) and a description of all Third Party securities received by Grantee in such prior period that are Illiquid Proceeds, and (ii) copies of each Material Contract entered into, amended, modified or terminated in such Fiscal Quarter, provided, that such copies may be redacted by Grantee to delete any confidential information of the parties thereto, so long as the financial provisions thereof are not redacted.

“Realization” shall mean, for a given asset, any time that such asset is liquidated into, is exchanged for, is specifically borrowed upon for (it being understood that a secured loan that includes such asset along with other non-similar assets shall not be “borrowed upon” for purposes of this definition), is converted into, becomes or pays a dividend of, cash, cash equivalents or Liquid Securities.

“Share Payment Date” shall have the meaning set forth in Section 7.2.

“Share Payments” shall mean (i) the Applicable Percentage in respect of Net Proceeds and (ii) the Additional Interest.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

“Third Party” shall mean any Person other than Grantor or Grantee or their respective Affiliates.

“Vulcan” means Vulcan Inc., a Washington corporation.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Schedule 1A

Class A Human Orphan GPCR’s

[†]

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit A: GPCR Program Milestones and Timeline

Program Milestones and Timelines

GPCR Program Milestones

#	Milestone	Completion Date	Deliverable
1	Pre-Award Costs: [†]	Prior to Effective Date	Invoices or other reasonable evidence, as requested by Grantor

2[1]

(a) Screen using the Platform at least 75% of all Human Class A Orphan GPCRs using its standard method of GPCR screening, utilizing, in Grantee’s reasonable judgment, a substantial portion of its applicable and appropriate compound libraries for each such GPCR, which level of effort shall, for each such GPCR screened (other than where the same is not required, due to any easier method of compound identification for a particular Human Class A Orphan GPCR), be at least commensurate with the activities, resources, facilities or personnel conducted or devoted by Grantee to the screening of GPCRs within the set of five Human Class A Orphan GPCRs screened prior to the Effective Date; and

(b) Commence a medicinal chemistry development program focused on, and use Commercially Reasonable Efforts in, advancing toward compound optimization for the purpose of developing a clinical candidate with respect to at least one orphan GPCR for which compounds were identified using the Platform.

		19 months after the Effective Date[2] (May 2012)	Invoices and progress reports

†	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION
[1]	Grantee may submit invoices to Grantor for reimbursement of costs as incurred, subject to Section 3.5 of the Agreement.
[2]

Provided, however, that such 19 month period shall be extended to [†] in the event that Grantee has screened (as described above) at least [†] of all such Human Class A Orphan GPCRs within 19 months following the Effective Date, and provided, further, however, that the covenants set forth in this Milestone 2 shall expire and be of no further force and effect automatically upon the date on which Grantor has received aggregate Share Payments of at least [†].

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit A-2: LSI Milestones and Timeline

#	Milestone	Completion Date	Deliverable
1	Establish organization charter	6 months (March 2011)	Written document mutually acceptable to Grantee and Grantor and submitted to Grantor
2	Establish bylaws	9 months (June 2011)	Written bylaws following generally accepted principles and mutually acceptable to Grantee and Grantor and submitted to Grantor
3	Select directors	12 months (October 2011)	Board of directors mutually acceptable to Grantee and Grantor
4	File Nonprofit Articles of Incorporation with Washington State	12 months (October 2011)	Copy of filed Articles; UBI number
5	Apply for Federal tax-exempt status under Section 501(c)(3) of the Internal Revenue Code or other appropriate tax-exemption provision.	15 months (January 2012)	Good faith application

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit B: Collaborators

None.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit C: GPCR Program Budget

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit D: Progress Report Form Content

Grantor gathers data to analyze the impact of its awards and assess return on investment to demonstrate responsible stewardship of funds to the Washington State Legislature, the Grantor Board of Trustees, and the public. Grantor anticipates that the work of its grantees will have a wide variety of impacts – in life sciences competitiveness, health, and the economy – some difficult to measure. To help analyze the impact of its awards, Grantor requires semi-annual progress reports during the term of a grant. Reports are due immediately after each six-month period following commencement of the award.

Attached is the template for submitting progress reports to Grantor via its online progress report system. Unless otherwise indicated, reports shall be made only on Grantor-funded work. Where it is necessary to describe work not funded by Grantor to answer coherently, this shall be indicated.

Unless otherwise indicated, events that have been previously reported (e.g., a new collaboration) should not be reported; any changes or progress in such events should be reported. Do not report personally identifiable health data that may compromise an individual’s privacy.

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit E: Conflict of Interest Report Form

Proposal title: Drug Discovery for Orphan G Protein-Coupled Receptors

Principal investigator: Gregory A. Demopulos, M.D.

Grantor reference no.: 4580719

The capitalized terms used within this Exhibit E are as defined in the Life Sciences Discovery Fund LSDF 10-05 Opportunity Grant, Grant Award Agreement to which it is appended.

In executing this Conflict of Interest Report Form, Grantee represents and warrants that it has a financial conflict of interest policy in place applicable to performing research funded by the United States Public Health Service (the “USPHS”) that it will apply to completing the Milestones and Timeline in the same manner as if completing the Milestones and Timeline were funded by a USPHS grant. Grantee further represents and warrants that Grantee has taken reasonable steps to inform the Principal Investigator and all personnel working on the Milestones and Timeline of the policy and requirements for complying with its terms. In accepting this award, Grantee represents that Grantee has advised the Principal Investigator and Grantee’s personnel working on the Milestones and Timeline that they are required to disclose, in accordance with the foregoing policy, any potential financial conflicts of interest associated with their work on the Milestones and Timeline to Grantee.

The following individuals have disclosed a financial conflict of interest. Grantee attests that in compliance with its conflict of interest policies it has reviewed all such disclosures and that all disclosed conflicts of interest associated with completing the Milestones and Timeline, including, but not limited to those associated with Grantor’s understandings stated above, have been eliminated or mitigated as follows:

Name:	Conflict eliminated Conflict mitigated
Name:	Conflict eliminated Conflict mitigated

If no disclosures were made regarding completion of the Milestones and Timeline, please initial below:

         No financial conflicts of interest associated with completion of the Milestones and Timeline were disclosed to Grantee.

Attested to by:

Signature:

Name: Gregory A. Demopulos, M.D.
Title: Chairman & CEO
Date: October 21, 2010

LSDF Grant No.: 4580719 Principal Investigator: Gregory A. Demopulos, M.D. Organization: Omeros Corporation	CONFIDENTIAL TREATMENT

Exhibit F: Proposal